                                 EXHIBIT 10(p)


                           HANOVER FOODS CORPORATION
                                VOTING AGREEMENT



         John R. Miller, Jr. hereby agrees that, for a four (4) year period beginning on April 1, 1997 and ending on March 31, 2001, he will vote all shares of stock (whether Class A, Class B or otherwise) of Hanover Foods Corporation (a Pennsylvania corporation) which he is entitled to vote (whether at shareholders meetings or otherwise) as directed by the Board of Directors of the Hanover Foods Corporation, provided that Clayton J. Rohrbach, Jr., Arthur
S. Schaier, Cyril T. Noel, or a majority of them, vote in favor of the direction. John R. Miller, Jr. agrees that this Voting Agreement shall be binding upon him and upon his estate, heirs, executors, administrators and other representatives and he intends to be legally bound hereby. John R. Miller Jr. hereby revokes any proxy previously given with respect to the shares of stock of Hanover Foods Corporation. This Voting Agreement may not be amended, supplemented, waived or terminated except by a written instrument executed by John R. Miller, Jr. and Hanover Foods Corporation, acting through its Board of Directors. This Voting Agreement is executed pursuant to Section 1768(b) of the Pennsylvania Business Corporation Law of 1988 as amended and shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts made and to performed solely in Pennsylvania.


                                        /s/ John R. Miller Jr.  (SEAL)
                                        --------------------------------
                                        JOHN R. MILLER, JR.
DATED:  April 22, 1997



                                     -149-